EXHIBIT 99.1

Question & Answer Portion of the
National Penn Bancshares, Inc. 3rd Quarter 2007 Earnings Conference
Tuesday, October 16, 2007 at 1:00 P.M. ET

Attended by the following officers of National Penn Bancshares, Inc.:

Glenn Moyer; National Penn Bancshares; President & CEO
Michael Reinhard; National Penn Bancshares; Treasurer & CFO
Michelle H. Debkowski; National Penn Bancshares; EVP & IR Officer

QUESTIONS AND ANSWER SEGMENT

Michelle Debkowski: Thank you, Glenn.  We had a few questions presented during the webcast.  And Mike, I'll begin to direct these questions to you.

We had a few questions on our other income for the quarter.  Specifically, can you address any non-recurring or unusual items in the other income line?

Michael Reinhard: Yes, Michelle.  There was a fair market value adjustment to NPB Capital Trust II, as we mentioned during the presentation.  The amount of this adjustment was approximately $775,000 after tax.  This amount was partially offset by a few unusual negative items, including severance of approximately $163,000 after tax, generated by a realignment of the Company's senior management structure, as well as a $200,000 after tax negative impact on the Company's tax expense during the third quarter related to FIN-48.

Michelle Debkowski: Mike, why did long-term borrowings increase as much as it did in the third quarter?

Michael Reinhard: Actually, long-term borrowings remains the same as the end of the second quarter 2007.  However, the average balance of long-term borrowings during the third quarter 2007 was higher than the average balance during second quarter 2007 due to borrowings increasing during the second quarter.

Michelle Debkowski: Mike, we received a couple of questions on the impact of the Federal Reserve's rate cut on National Penn.  Specifically, can you discuss your interest rate sensitivity, and will the Fed interest rate cut last month help improve your margin?

Michael Reinhard: We expect no major change in margin due to the Fed rate cut, as we remain relatively matched from an interest rate sensitivity standpoint and we see no easing in the competitive environment in which we operate.

Michelle Debkowski: Glenn, I'll address this next question to you.  Please discuss the local economy and your anticipated loan growth.

Glenn Moyer: Michelle, let me talk about that in two parts.  First of all, a general view of the local economy.  We are fortunate to have our core market areas in some of the most economically strong areas in the mid-Atlantic region.  I think the economy that we enjoy is well diversified and in decent condition.  The growth seems to be slow, but I do not believe at this point that I would buy in to the talk of being in a recession.  And we expect that slow growth approach to be with us for the remainder of the year and into the early part of '08.

Related to our anticipated loan growth, as I said in the comments, we had targeted for the year mid to high-single-digit growth.  We certainly are hitting that target in the commercial loan categories.  We have not hit those targets in the consumer related loan categories.  And so, I believe that the lower portion of that range seems most likely for us when you look at the year as a whole.

Michelle Debkowski: Mike, back to you.  A question stating that we had great fee income increase this quarter, do you think it's sustainable?

Michael Reinhard: Our core non-interest income categories are performing nicely, but as we already discussed, fair market value changes would not be considered sustainable.

Michelle Debkowski: And Mike, what is a good tax rate to use for any models?

Michael Reinhard: Well, as we already noted, FIN-48 had the effect of increasing tax expense during the third quarter of 2007 and may also affect the fourth quarter.  A range of 22.5% to 23.0% would be our estimated tax run rate for the near future.

Michelle Debkowski: Thank you, Mike.  Glenn, the next question's for you.  Have you seen any spillover from the deterioration in the residential housing market into other areas of your portfolio?

Glenn Moyer: Not at this point.  We have seen a slowdown in the absorption rates of our residential tract developers, but no crisis situations currently exist.

Michelle Debkowski: And two final questions.  Mike, the first one to you.  Why the spike in jumbo CDs?

Michael Reinhard: The increase in jumbo CDs was due to an inflow of school district deposits, which normally occurs during late August and September as they collect their tax revenues.

Michelle Debkowski: And Glenn, finally, can you give us any update on the large two credits that you talked about last quarter?  How much of net charge-offs, if any, are related to these credits?

Glenn Moyer: I can share, Michelle, that approximately $1.4 million of the total $2.13 million for charge-offs for the third quarter came from these two credits.

Michelle Debkowski: That was our final question.  This concludes our presentation.  Thank you all for joining us.